Exhibit 4.2
                   FIRST AMENDMENT TO LINE OF CREDIT AGREEMENT


      THIS FIRST AMENDMENT TO LINE OF CREDIT AGREEMENT (this "First Amendment"), is made the 13th day of January, 2006, by and between Biophan Technologies, Inc., a corporation organized under the laws of the State of Nevada, with its principal offices at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586 (the "Borrower"), and Biomed Solutions, LLC, a limited liability company organized under the laws of the State of New York, with its principal offices at 150 Lucius Gordon Drive, Suite 215, West Henrietta, New York 14586 (the "Lender").

                                    RECITALS:

      WHEREAS, Borrower executed a certain Line of Credit Agreement (the "Agreement"), dated May 27, 2005; and

      WHEREAS, Borrower and Lender desire to amend the Agreement as hereinafter provided;

                                   AGREEMENT:

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Borrower and Lender hereby agree as follows:

      1. Section 1 of the Agreement is deleted in its entirety and replaced with the following:

            "1. COMMITMENT. The Lender agrees to make loans to the Borrower at any time during this Agreement and prior to the Termination Date, in an aggregate principal amount up to but not exceeding the sum of $2,000,000 at any one time outstanding (the "Commitment"). Advances (the "Advances") shall be requested and made in accordance with the terms of Section 10(a) hereof. During this period, the Borrower may use the Commitment by borrowing, paying, renewing or prepaying the outstanding balance as reflected by this Agreement, in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Commitment shall extend through August 31, 2006, which date shall be the Termination Date. During the term of the Commitment, Borrower's obligations shall be represented by the Lender's Convertible Promissory Note in the form attached hereto as Exhibit A (the "Note")."

      2. From and after the date of this First Amendment, all references to the Agreement shall mean the Agreement, as amended hereby.

      3. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, including matters of construction, validity and performance, without giving effect to principles of conflicts of law.

      4. Except as amended hereby, the Agreement remains unmodified and in full force and effect.

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      IN WITNESS WHEREOF,  the undersigned have executed this First Amendment as of the date first above written.



                                BORROWER:

                                BIOPHAN TECHNOLOGIES, INC.


                                By:    /s/ Guenter Jaensch
                                       ---------------------------------
                                Name:  Guenter Jaensch
                                       ---------------------------------
                                Title: Chairman of the Board
                                       ---------------------------------


                                LENDER:

                                BIOMED SOLUTIONS, LLC


                                By:    /s/ Michael Weiner
                                       ---------------------------------
                                Name:  Michael Weiner
                                       ---------------------------------
                                Title: CEO
                                       ---------------------------------